DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity # C20573-2003
Document Number: 20060392472-35

Date Filed:
6/19/2006 8:45:01 AM
In the office of

Dean Heller
Secretary of State

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Northwest Passage Ventures Ltd.

2. The articles have been amended as follows (provide article numbers, if available):

3.1 Authorized Shares

The capital stock of this corporation shall consist of 100,000,000 shares of common stock with a par value of $0.0001 and 30,000,000 Class A Special Voting Shares with par value of $0.0001.

3.2 Special Voting Shares - Rights and Restrictions

The Class A Special Voting Shares will have the following rights and restrictions:
(a) Each holder of Class A Special Voting Shares will be entitled to exercise, at all meetings of the shareholders of the corporation, one vote for each Class A Special Voting Share held by such holder.
(b) Holders of Class A Special Voting Shares shall have no rights to participate in any return of capital of the corporation on a liquidation or otherwise.
(c) Class A Special Voting Shares carry no right to receive dividends.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): Axel Roehlig

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.